Voyager Technologies, Inc. Completes $402.5 Million Convertible Senior Notes Offering

DENVER, CO—(BUSINESS WIRE)—September 28, 2026—Voyager Technologies, Inc. (“Voyager”) (NYSE: VOYG) today announced that it completed its previously announced offering of $402,500,000 aggregate principal amount of 0% convertible senior notes due 2032 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The $402,500,0000 aggregate principal amount includes $52,500,000 aggregate principal amount of notes issued in connection with the initial purchasers’ full exercise of their option.

The notes are senior, unsecured obligations of Voyager. The notes do not bear regular interest, and the principal amount of the notes will not accrete. The notes will mature on October 15, 2032, unless earlier repurchased, redeemed or converted. Before July 15, 2032, noteholders will have the right to convert their notes only upon the occurrence of certain events. From and after July 15, 2032, noteholders may convert their notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. Voyager will settle conversions by paying or delivering, as applicable, cash, shares of its Class A common stock or a combination of cash and shares of its Class A common stock, at Voyager’s election. The initial conversion rate is 24.4978 shares of Class A common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $40.82 per share of Class A common stock. The initial conversion price represents a premium of approximately 30% over the last reported sale price of $31.40 per share of Voyager’s Class A common stock on September 23, 2026. The conversion rate and conversion price are subject to adjustment upon the occurrence of certain events.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at Voyager’s option at any time, and from time to time, on or after October 21, 2030 and on or before the 30th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Voyager’s Class A common stock exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. The notes will also be redeemable, in whole and not in part, for cash at Voyager’s election at any time if the principal amount of the notes then outstanding is less than 10% of the aggregate principal amount of the notes issued in the offering (including any additional notes issued pursuant to any exercise of the initial purchasers’ option to purchase additional notes) and certain other conditions are satisfied. The redemption price for any redemption will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid special and additional interest, if any, to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture for the notes) occurs, then, subject to a limited exception, noteholders may require Voyager to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid special and additional interest, if any, to, but excluding, the applicable repurchase date.

The net proceeds from the offering were approximately $391.6 million, after deducting the initial purchasers’ discounts and commissions and Voyager’s estimated offering expenses. Voyager intends to use (i) approximately $52.5 million of the net proceeds to fund the cost of entering into the capped call transactions described below; and (ii) the remainder of the net proceeds for general corporate purposes.

In connection with the pricing of the notes and the exercise by the initial purchasers of their option to purchase additional notes, Voyager entered into privately negotiated capped call transactions with one or more of the initial purchasers or their affiliates and certain other financial institutions.

The notes and any shares of Class A common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of Class A common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Voyager

Voyager is a defense and space technology company committed to advancing and delivering transformative, mission-critical solutions. By tackling the most complex challenges, Voyager aims to unlock new frontiers for human progress, fortify national security, and protect critical assets from ground to space.

Cautionary Statement Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the intended use of the net proceeds. Forward-looking statements represent Voyager’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are risks relating to Voyager’s business, including those described in periodic reports that Voyager files from time to time with the Securities and Exchange Commission. Voyager cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Voyager does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Investor contact:

investors@voyagertechnologies.com

Media contact:

media@voyagertechnologies.com
Source: Voyager Technologies, Inc.